--------------------------------------------------------------------------------

                         LA CROSSE LARGE CAP STOCK FUND
                         ------------------------------

                                 ANNUAL REPORT

                                OCTOBER 31, 2001



Shares of the La Crosse Funds, Inc. are distributed by an independent third party, Sunstone Distribution Services, LLC.
--------------------------------------------------------------------------------

THE LA CROSSE LARGE CAP STOCK FUND                              October 31, 2001

Dear Fellow Shareholders:

In the wake of all the economic events that have transpired within the last few years, we are optimistic about the future of America and hence, investments in financial assets.

If one would consider the number of "economic shocks" that we have endured during the last four years, overall, investors have been resilient throughout this relatively short time frame on the investment clock. These "economic shocks" have consisted of the collapse of Long-Term Capital, the development of the speculative Internet bubble, followed by the collapse of this bubble, and recently, the September 11th attacks. We suggest that it would usually take a lifetime of investing to witness this many major events.

Furthermore, if we considered the length of time that has elapsed since our last economic recession, we could hypothesize that it is time for an economic slowdown. We believe that recessions are needed in the investment cycle. Recessions serve as basing periods when excesses are brought back into balance. In the current environment, we suggest that one major component that needs re-balancing is investors' expectations of returns from the equity markets. The recent year may likely achieve such an adjustment.

The La Crosse Large Cap Stock Fund (the "Fund") performed competitively during the last twelve months and since its inception date of January 1, 1999. Since inception through October 31, 2001, the Fund produced an average annual return of -1.05%, compared with -3.93% for the S&P 500(R) Index, and with -1.58% for the Lipper Large-Cap Value Index. For the last twelve months ended October 31, 2001, the Fund returned -17.26%, while the S&P 500(R) Index returned -24.90% and the Lipper Large-Cap Value Index returned -15.73%. For the one-year period ended September 30, 2001, the Fund had a return of -14.92% and since inception through September 30, 2001, the Fund had an average annual return of -1.55%.(1)

One of the major contributors to the Fund's negative performance was exposure of the technology sector to the Internet's build-up. This consisted of investments in ADC Telecommunications, Inc., Tellabs, Inc., Motorola, Inc. and Gateway, Inc. We eliminated exposure to these names throughout the year. Conversely, several more stable technology names such as First Data Corporation and Microsoft Corporation did produce positive performance. We used the above sales to re-establish positions in Cisco Systems, Inc., and the adding of new positions to Jabil Circuit, Inc. and Applied Materials, Inc. Given the lower valuations of these companies, we took the opportunity to invest, expecting the inventory problems in the industry to subside and the Internet infrastructure building to resume, albeit at a much slower pace.2

Another area that impacted the Fund's performance, to the downside, was exposure to the utility sector. The regulatory problems in California adversely affected holdings in Edison International, and in the power producers of Calpine Corporation and AES Corporation. We expect that, as time passes, investors will recognize the valuations of these issues and the investment opportunities they present.2

The holdings in the financial sector were lower due to concerns that the impact of an economic slowdown would affect revenue growth and loan quality. Some of the names eliminated were the result of corporate takeovers such as AXA Financial, Inc. and Chase Manhattan Corporation. Desiring to maintain a high exposure to the financial sector, we added a position to U.S. Bancorp. We expect that after the ten interest rate reductions by the Federal Reserve, the economy may improve, which could result in renewed revenue growth for this sector.(2)

The exposure to the industrial cyclicals produced mixed results, with most of the performance having minimal impact to the Fund. We sold our position in Parker-Hannifin Corporation due to the desire to decrease our exposure to companies with market capitalization below $5 billion. In addition, we sold Emerson Electric Company due to fundamental concerns, and we sold Honeywell International, Inc. due to its pending merger with General Electric Company (eventually dissolved). These eliminated companies were replaced with Weyerhaeuser Company, Alcoa, Inc. and Boeing Company. We felt that the purchased companies could be beneficial investments when the economy recovered.(2)


The remaining sales were the result of concerns regarding both valuations and fundamentals. Thus, we sold Heinz (H.J.) Company, Delta Airlines, Inc. (prior to September 11), The Gap, Inc. and Abbott Laboratories. In turn, we established positions in ChevronTexaco Corporation, ALLTEL Corporation, May Department Stores Company, and Pfizer, Inc., as we believed the valuations of these companies were compelling.(2)

We began the year with fifty-six (56) separate issues in the Fund. During the course of twelve months, fourteen (14) issues were eliminated and eleven (11) names were added, resulting in the final fifty-three (53) separate issues in the Fund as of October 31, 2001.

In recapping the changes in the Fund for the last twelve months, investors will notice that exposure to the economic sectors changed only slightly, versus our position as of October 31, 2000. The most noticeable change is the reduction in the healthcare sector, from 11.9% to 7.5% of the Fund, as of October 31, 2001. The current economic exposure continues to be representative and comparable to the indices.

In closing, we would like to assure our fellow investors that we will continue to implement the selection discipline that we have used in the past. While the major events of the last four years will continue to affect our way of life, we believe that the underlying fundamentals of investing remain the same. We would like to thank our investors for their patronage and look forward in continuing to serve their investing needs.


Sincerely,

/s/Steven J. Hulme, CFA

Steven J. Hulme, CFA
President - La Crosse Advisers, L.L.C.


(1) Past performance is no guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. La Crosse Advisers, L.L.C. absorbs certain expenses of the Fund without which total return would have been lower. Please see p. 3 for more complete performance information.

(2) Portfolio composition will change due to ongoing management of the Fund. References to individual securities should not be construed as a recommendation by the Fund, La Crosse Advisers, L.L.C. or the distributor, Sunstone Distribution Services, L.L.C. As of October 31, 2001, First Data Corporation comprised 2.3% of the Fund, Microsoft Corporation comprised 2.0% of the Fund, Cisco Systems, Inc. comprised 1.3% of the Fund Jabil Circuit, Inc. comprised 0.8% of the Fund, Applied Materials, Inc. comprised 0.9% of the Fund, Calpine Corporation comprised 1.9% of the Fund, AES Corporation comprised 0.2% of the Fund, U.S. Bancorp comprised 1.6% of the Fund, Weyerhaeuser Company comprised 1.5% of the Fund, Alcoa, Inc. comprised 2.0% of the Fund, Boeing Co. comprised 1.3% of the Fund, ChevronTexaco Corporation comprised 1.5% of the Fund, ALLTEL Corporation comprised 2.1% of the Fund, May Department Stores Company comprised 1.6% of the Fund and Pfizer, Inc. comprised 1.1% of the Fund.


Distributed by Sunstone Distribution Services, LLC

Not authorized for use unless accompanied or preceded by a current La Crosse Funds prospectus.

GROWTH OF A $10,000 INVESTMENT

                        La Crosse           Lipper           S&P
                        Large Cap         Large-Cap          500
                        Stock Fund       Value Index        Index
                        ----------       -----------      ---------
1/1/99                   $10,000            10,000          10,000
4/30/99                   11,321            10,838          10,905
10/31/99                  10,516            10,710          11,203
4/30/00                   10,953            10,971          12,010
10/31/00                  11,729            11,344          11,886
4/30/01                   11,648            11,009          10,452
10/31/01                   9,705             9,560           8,926

The La Crosse Large Cap Stock Fund's total return for twelve months and average annual since inception (close of business December 31, 1998) through October 31, 2001 was (17.26)% and (1.05)%, respectively.

This chart assumes an initial gross investment of $10,000 made on 1/1/99 (commencement of operations). Returns shown include the reinvestment of all dividends. Past performance is not predictive of future results. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than the original cost.

The S&P 500(R) Index is an unmanaged index of 500 selected common stocks, most of which are listed on the New York Stock Exchange. The Index is heavily weighted toward stocks with large market capitalizations and represents approximately two-thirds of the total market value of all domestic common stocks.

The Lipper Large-Cap Value Index is an unmanaged index that focuses on stock mutual funds investing primarily in companies with large market capitalizations that are considered undervalued relative to major stock indices based on price-to-current earnings and price-to-book ratios.

                         LA CROSSE LARGE CAP STOCK FUND

PORTFOLIO OF INVESTMENTS
OCTOBER 31, 2001

     Number
    of Shares                                                          Value
    ---------                                                       ----------
                    COMMON STOCKS                      90.2%

                    CONSUMER DURABLES                   1.4%
         69,000     Ford Motor Co.                                  $1,107,450
                                                                    ----------

                    CONSUMER STAPLES                    5.4%
         57,000     ConAgra, Inc.                                    1,305,300
         26,125     Kimberly-Clark Corp.                             1,450,199
         30,000     Phillip Morris Cos., Inc.                        1,404,000
                                                                    ----------
                                                                     4,159,499
                                                                    ----------

                    ENERGY                              5.7%
         13,000     ChevronTexaco Corp.                              1,151,150
         36,000     El Paso Corp.                                    1,766,160
         53,000     USX-Marathon Group                               1,462,270
                                                                    ----------
                                                                     4,379,580
                                                                    ----------

                    FINANCIALS                         23.9%
         45,000     Allstate Corp.                                   1,412,100
         28,000     Bank of America Corp.                            1,651,720
         46,000     Bank One Corp.                                   1,526,740
         36,000     Citigroup, Inc.                                  1,638,720
         21,000     Federal National Mortgage Assoc.                 1,700,160
         48,851     Fleet Boston Corp.                               1,605,244
         44,000     J.P. Morgan Chase & Co.                          1,555,840
         54,000     MetLife, Inc.                                    1,452,600
         29,000     Morgan Stanley Dean Witter & Co.                 1,418,680
         70,000     U.S. Bancorp                                     1,244,600
         43,000     Washington Mutual, Inc.                          1,298,170
         45,000     Wells Fargo & Co.                                1,777,500
                                                                    ----------
                                                                    18,282,074
                                                                    ----------

                    HEALTH                              7.5%
         20,000     Cardinal Health, Inc.                            1,342,200
         11,000     Merck & Co., Inc.                                  701,910
         20,000     Pfizer, Inc.                                       838,000
         24,000     Tenet Healthcare Corp.*                          1,380,480
         22,000     UnitedHealth Group, Inc.                         1,446,500
                                                                    ----------
                                                                     5,709,090
                                                                    ----------

                    INDUSTRY CYCLICALS                 12.2%
         47,000     Alcoa, Inc.                                      1,516,690
         31,000     Boeing Co.                                       1,010,600
         19,000     Eaton Corp.                                      1,243,360
         16,000     General Dynamics Corp.                           1,305,600
         37,000     Tyco International Ltd.                          1,818,180
         24,000     United Technologies Corp.                        1,293,360
         23,000     Weyerhaeuser Co.                                 1,147,930
                                                                    ----------
                                                                     9,335,720
                                                                    ----------

                         LA CROSSE LARGE CAP STOCK FUND

 OCTOBER 31, 2001

     Number
    of Shares                                                          Value
    ---------                                                       ----------
                    COMMON STOCKS (CONTINUED)          90.2%

                    RETAIL                              8.8%
         53,000     Albertson's, Inc.                               $1,691,230
         35,000     Federated Department Stores, Inc.*               1,119,650
         29,000     Home Depot, Inc.                                 1,108,670
         39,000     May Department Stores Co.                        1,226,550
         40,000     Sears, Roebuck and Co.                           1,550,800
                                                                    ----------
                                                                     6,696,900
                                                                    ----------

                    SERVICES                            8.1%
         28,000     ALLTEL Corp.                                     1,599,920
         57,000     Burlington Northern Santa Fe Corp.               1,531,590
         40,000     SBC Communications, Inc.                         1,524,400
         30,000     Verizon Communications                           1,494,300
                                                                    ----------
                                                                     6,150,210
                                                                    ----------
                    TECHNOLOGY                         13.8%
         20,000     Applied Materials, Inc.*                           682,200
         79,000     AVX Corp.                                        1,462,290
         60,000     Cisco Systems, Inc.*                             1,015,200
         29,000     Compaq Computer Corp.                              253,750
         26,000     First Data Corp.                                 1,756,820
         62,000     Intel Corp.                                      1,514,040
         30,000     Jabil Circuit, Inc.*                               636,000
         38,000     Micron Technology, Inc.*                           864,880
         26,000     Microsoft Corp.*                                 1,511,900
         66,000     Solectron Corp.*                                   811,800
                                                                    ----------
                                                                    10,508,880
                                                                    ----------

                    UTILITIES                           3.4%
          8,000     AES Corp.*                                         110,800
         59,000     Calpine Corp.*                                   1,460,250
         37,000     Reliant Energy, Inc.                             1,034,150
                                                                    ----------
                                                                     2,605,200
                                                                    ----------

                    TOTAL COMMON STOCKS (COST $67,060,156)          68,934,603
                                                                    ----------

                         LA CROSSE LARGE CAP STOCK FUND

OCTOBER 31, 2001

    Principal
     Amount                                                            Value
    ---------                                                       ----------
                    SHORT-TERM INVESTMENTS              9.7%
                    (VARIABLE RATE)

     $3,749,034     Federated Government
                    Obligations Fund, 2.57%(1)                      $3,749,034
      3,659,562     Federated United States Treasury
                    Cash Reserve Fund, 2.52%(1)                      3,659,562
                                                                    ----------

                    TOTAL SHORT-TERM INVESTMENTS
                    (COST $7,408,596)                                7,408,596
                                                                    ----------

                    TOTAL INVESTMENTS (
                    COST $74,468,752)                  99.9%        76,343,199

                    OTHER ASSETS LESS LIABILITIES       0.1%            44,907
                                                                    ----------

                    NET ASSETS                        100.0%       $76,388,106
                                                                    ==========

 *  Non-income producing

(1) Variable rate as of 10/31/01

See notes to financial statements.

                        LA CROSSE LARGE CAP STOCK FUND


STATEMENT OF ASSETS AND LIABILITIES
OCTOBER 31, 2001

ASSETS:
      Investments, at value (cost $74,468,752)                    $76,343,199
      Interest and dividends receivable                               103,551
      Receivable for capital shares sold                                  201
      Prepaid expenses and other assets                                16,604
                                                                  -----------
      Total Assets                                                 76,463,555
                                                                  -----------

LIABILITIES:
      Accrued investment advisory fee                                  30,903
      Payable for capital shares redeemed                               3,424
      Accrued expenses and other liabilities                           41,122
                                                                  -----------
      Total Liabilities                                                75,449
                                                                  -----------
NET ASSETS                                                        $76,388,106
                                                                  ===========

NET ASSETS CONSIST OF:
      Paid-in-capital                                            $ 74,521,790
      Undistributed net investment income                              53,339
      Accumulated undistributed net
         realized loss on investments                                 (61,470)
      Net unrealized appreciation on investments                    1,874,447
                                                                  -----------
NET ASSETS                                                        $76,388,106
                                                                  ===========

SHARES OUTSTANDING, $0.00001 PAR VALUE,
      (UNLIMITED SHARES AUTHORIZED)                                 3,778,927

NET ASSET VALUE, REDEMPTION,
AND OFFERING PRICE PER SHARE (NET
ASSETS/SHARES OUTSTANDING)                                             $20.21
                                                                  ===========

See notes to financial statements.

LA CROSSE LARGE CAP STOCK FUND

STATEMENT OF OPERATIONS
YEAR ENDED OCTOBER 31, 2001


INVESTMENT INCOME:
  Interest                                                           $  145,965
  Dividends                                                           1,315,459
                                                                   ------------

  Total Investment Income                                             1,461,424
                                                                   ------------

EXPENSES:
  Investment advisory fees                                              656,350
  Fund administration and accounting fees                               215,026
  Professional fees                                                      38,715
  Transfer agent fees and expenses                                       29,354
  Federal and state registration fees                                    19,576
  Custody fees                                                            8,794
  Directors' fees and expenses                                            7,176
  Printing and postage expenses                                           3,434
  Miscellaneous                                                          24,267
                                                                   ------------

  Total Expenses                                                      1,002,692
  Less waiver of fees by adviser                                      (127,558)
                                                                   ------------
  Net Expenses                                                          875,134
                                                                   ------------

NET INVESTMENT INCOME                                                   586,290
                                                                   ------------

REALIZED AND UNREALIZED GAIN:
  Net realized loss on investments                                     (61,470)
  Change in unrealized appreciation                                (16,143,220)
                                                                   ------------

  Net Loss on Investments                                          (16,204,690)
                                                                   ------------

NET DECREASE IN NET ASSETS
RESULTING FROM OPERATIONS                                         $(15,618,400)
                                                                   ============


See notes to financial statements.

                       LA CROSSE LARGE CAP STOCK FUND

STATEMENT OF CHANGES IN NET ASSETS


                                                       YEAR             YEAR
                                                      ENDED             ENDED
                                                    OCTOBER 31,      OCTOBER 31,
                                                       2001             2000


OPERATIONS:
      Net investment income                           $586,290         $735,533
      Net realized (loss) gain on investments          (61,470)       1,598,427
      Change in unrealized appreciation            (16,143,220)       8,632,709
                                                   -----------      -----------

      Net (decrease) increase in net
          assets resulting from operations         (15,618,400)      10,966,669
                                                   -----------      -----------

CAPITAL SHARE TRANSACTIONS:
      Proceeds from sale of shares                  12,491,706       24,688,699
      Shares issued to shareholders
          in reinvestment of dividends                   5,359            6,031
                                                   -----------      -----------
                                                    12,497,065       24,694,730

      Redemption of shares                         (19,052,885)     (25,836,436)
                                                   -----------      -----------

      Net decrease from capital
          share transactions                        (6,555,820)      (1,141,706)
                                                   -----------      -----------

DIVIDENDS PAID FROM:
      Net investment income                           (611,094)        (729,090)
      Net realized gains                            (1,598,425)      (1,803,228)
                                                   -----------      -----------
                                                    (2,209,519)      (2,532,318)
                                                   -----------      -----------

TOTAL (DECREASE) INCREASE IN NET ASSETS            (24,383,739)       7,292,645

NET ASSETS:
      Beginning of period                          100,771,845       93,479,200
                                                   -----------      -----------
      End of period (includes undistributed
          net investment income of $53,339
          and $78,143, respectively)               $76,388,106     $100,771,845
                                                   ===========      ===========

TRANSACTIONS IN SHARES:
      Shares sold                                      543,717        1,094,543
      Shares issued in reinvestment of dividends           226              258
      Shares redeemed                                 (793,620)      (1,119,596)
                                                   -----------      -----------

      Net decrease                                    (249,677)         (24,795)
                                                   ===========      ===========

See notes to financial statements.

                         LA CROSSE LARGE CAP STOCK FUND

FINANCIAL HIGHLIGHTS

                                                      YEAR      YEAR     PERIOD
                                                     ENDED      ENDED     ENDED
                                                    OCTOBER    OCTOBER   OCTOBER
For a Fund Share Outstanding                          31,        31,       31,
Throughout the Period.                                2001      2000      1999*
                                                    --------  --------  --------

NET ASSET VALUE, BEGINNING OF PERIOD                 $25.01    $23.06    $22.01
INCOME FROM INVESTMENT OPERATIONS:

  Net investment income                                0.16      0.19      0.10
  Net realized and unrealized (loss)
     gain on investments                             (4.39)      2.42      1.04
                                                   --------  --------  --------

  Total from Investment Operations                   (4.23)      2.61      1.14
                                                   --------  --------  --------

 DISTRIBUTIONS TO SHAREHOLDERS:
  Dividends from net investment income               (0.16)    (0.19)    (0.09)
  Distributions from net realized gains              (0.41)    (0.47)         -
                                                   --------  --------  --------

  Total Distributions                                (0.57)    (0.66)    (0.09)
                                                   --------  --------  --------

NET ASSET VALUE, END OF PERIOD                       $20.21    $25.01    $23.06
                                                   ========  ========  ========
TOTAL RETURN                                       (17.26)%    11.53%  5.16%(1)

SUPPLEMENTAL DATA AND RATIOS:
  Net assets, end of period (000s)                  $76,388  $100,772   $93,479

  Ratio of expenses to average net assets,
     net of waivers                                   1.00%     1.00%  1.00%(2)
  Ratio of expenses to average net assets,
     before waivers                                   1.15%     1.12%  1.10%(2)
  Ratio of net investment income to average
     net assets, net of waivers                       0.67%     0.81%  0.51%(2)
  Ratio of net investment income to average
     net assets, before waivers                       0.52%     0.69%  0.41%(2)
  Portfolio turnover rate                               35%       60%    67%(1)

(1)Not annualized
(2)Annualized
*Commenced operations after the close of business on December 31, 1998 See notes to financial statements.

                         LA CROSSE LARGE CAP STOCK FUND
                         NOTES TO FINANCIAL STATEMENTS
                                OCTOBER 31, 2001


1.   Organization

     La Crosse Funds, Inc. (the "Corporation") was incorporated on September 4, 1998 as a Wisconsin corporation and is registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end management investment company. The La Crosse Large Cap Stock Fund (the "Fund") commenced operations after the close of business on December 31, 1998.

     As of December 31, 1998, assets of the common and collective trust funds of the North Central Trust Company Common Fund C Equity and North Central Trust Company Growth Common Fund were transferred to the La Crosse Large Cap Stock Fund under Section 584(h) of the Internal Revenue Code. These transfers were treated as a tax-free event. To qualify as a tax-exempt transaction, the securities were transferred at market value with the original cost basis and purchase dates being retained for book and tax purposes.

2.   Significant Accounting Policies

     The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. These policies are in conformity with accounting principles generally accepted in the United States of America. The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         LA CROSSE LARGE CAP STOCK FUND
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                OCTOBER 31, 2001

     (a) Investment Valuation - Common stocks and other equity-type securities are valued at the last sales price on a national securities exchange or Nasdaq on which such securities are primarily traded, however, securities traded on a national securities exchange or Nasdaq for which there were no transactions on a given day, and securities not listed on a national securities exchange or Nasdaq, are valued at the average of the most recent bid and asked prices. Any securities or other assets for which market quotations are not readily available are valued at fair value as determined in good faith by the Board of Directors of the Fund or its delegate. The Board of Directors may approve the use of pricing services to assist the Fund in the determination of net asset value.
All direct money market instruments held by the Fund will be valued on an amortized cost basis.

     (b) Federal Income Taxes - The Fund intends to comply with the requirements of the Internal Revenue Code necessary to qualify as a regulated investment company and to make the requisite distributions to its shareholders which will be sufficient to relieve it from all or substantially all federal income taxes.

     (c) Distributions to Shareholders - Dividends from net investment income, if any, will be declared and paid quarterly. Distributions of net realized gains, if any, will be declared and paid at least annually. Distributions to shareholders are recorded on the ex-dividend date. The Fund may periodically make reclassifications among certain of its capital accounts as a result of the timing and characterization of certain income and capital gains distributions determined in accordance with federal tax regulations, which may differ from GAAP. The Fund hereby designates approximately $32,213 as a capital gain dividend for the purpose of the dividends paid deduction. For the year ended October 31, 2001, 100% of the dividends from taxable income, including short-term gains, qualify for the dividends received deduction available to corporate shareholders.

     (d) Other - Investment transactions are accounted for on a trade date basis. The Fund determines the gain or loss realized from the investment transactions by comparing the original cost of the security lot sold with the net sale proceeds. Dividend income is recognized on the ex-dividend date. Certain dividends from foreign securities will be recorded as soon as the Fund is informed of the dividend if such information is obtained subsequent to the ex-dividend date. Interest income is recognized on an accrual basis. The revised AICPA Audit and Accounting Guide for Investment Companies is effective for fiscal years beginning after December 15, 2000. While the adoption of this revised guide could impact the presentation of the financial statements, management does not expect it to have a material impact on the operations of the Fund.

                         LA CROSSE LARGE CAP STOCK FUND
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                OCTOBER 31, 2001

3.   Investment Advisory Agreement

     The Fund has an agreement with La Crosse Advisers, L.L.C. (the "Adviser") to furnish investment advisory services to the Fund. Under the terms of this agreement, the Adviser is compensated at the rate of 0.75% of the average daily net assets of the Fund. The Adviser has agreed until March 31, 2002 that it will waive its fees and/or reimburse the Fund's operating expenses to the extent necessary to ensure that the Fund's total operating expenses (on an annual basis) do not exceed 1.00% of the Fund's average daily net assets. The Adviser may recoup amounts waived or reimbursed for up to three years from the date of such waiver or reimbursement. For the year ended October 31, 2001, the Adviser waived $127,558 in fees. Total fees waived subject to potential recoupment by the Adviser are as follows:

Year of Expiration     Recoverable Amount

10/31/02                         $101,644
10/31/03                          108,800
10/31/04                          127,558


4.   Investment Transactions

     The aggregate purchases and sales of securities, excluding short-term investments, for the Fund for the year ended October 31, 2001 were $29,581,093 and $40,965,927, respectively. There were no purchases or sales of long-term U.S. government securities.

The cost basis of securities for federal income tax purposes at October 31, 2001 was $74,562,435. At October 31, 2001, gross unrealized appreciation and depreciation on investments were as follows:


Unrealized appreciation                             $9,343,106
Unrealized depreciation                             (7,562,342)
                                                  -------------

Net unrealized appreciation on investments          $1,780,764
                                                  ============

5.   Affiliated Parties

     The assets of the Fund are held at the Fund's custodian, North Central Trust Company ("NCTC"). NCTC is affiliated with the Fund's adviser, La Crosse Advisers, LLC. During the year ended October 31, 2001, amounts paid or accrued to NCTC were $8,794.

DIRECTORS                     Lois Z. Grubb            Joseph T. Kastantin
                              Steven J. Hulme
                              Darwin F. Isaacson

OFFICERS                      Steven J. Hulme
                              Darwin F. Isaacson

INVESTMENT ADVISER            LA CROSSE ADVISERS, L.L.C.
                              311 Main Street
                              La Crosse, WI 54601

ADMINISTRATOR AND             SUNSTONE FINANCIAL GROUP, INC.
FUND ACCOUNTANT               803 West Michigan Street, Suite A
                              Milwaukee, WI 53233

CUSTODIAN                     NORTH CENTRAL TRUST COMPANY
                              311 Main Street
                              La Crosse, WI 54601

INDEPENDENT PUBLIC            ARTHUR ANDERSEN LLP
ACCOUNTANTS                   100 East Wisconsin Avenue
                              Milwaukee, WI 53202

LEGAL COUNSEL                 KIRKLAND & ELLIS
                              200 East Randolph Drive
                              Chicago, IL 60601

DISTRIBUTOR                   SUNSTONE DISTRIBUTION SERVICES, LLC
                              803 West Michigan Street, Suite A
                              Milwaukee, WI 53233



                                                      LF-408-1201
DIVIDEND-DISBURSING           LA CROSSE FUNDS, INC.
AND TRANSFER AGENT            c/o Sunstone Financial Group, Inc.
                              803 West Michigan Street, Suite A
                              Milwaukee, WI 53233

                              PLEASE MAIL CORRESPONDENCE TO:
                              La Crosse Funds
                              P.O. Box 717
                              Milwaukee, WI 53201-0717
                              1-888-661-7600

This report is submitted for the general information of shareholders of the La Crosse Large Cap Stock Fund. It is not authorized for distribution to prospective investors unless accompanied or preceded by an effective Prospectus for the Fund. The Prospectus provides more complete information, including fees and expenses, the investment objectives, risks and operating policies of the Fund. Read the Prospectus carefully.
                                                                     LF-408-1201


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of LaCrosse Funds, Inc.
  and the Shareholders of the LaCrosse Large Cap Stock Fund:

We have audited the accompanying statement of assets and liabilities, including the portfolio of investments, of LaCrosse Funds, Inc. (the "Company", a Wisconsin corporation, which includes LaCrosse Large Cap Stock Fund), as of October 31, 2001, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for the periods presented. These financial statements and financial highlights are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial highlights based upon our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 2001, by correspondence with the custodians and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of LaCrosse Funds, Inc. as of October 31, 2001, the results of its operations for the year then ended, the changes in net assets for each of the two years in the period then ended, and the financial highlights for the periods presented, in conformity with accounting principles generally accepted in the United States.


/s/Arthur Andersen LLP

ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin
November 14, 2001
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